EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
November 10, 2015
Centrus Reports Third Quarter 2015 Results

•	Cash balance of $180.3 million at September 30, 2015

•	Year-end 2015 cash balance expected to be in range of $175 - $200 million

•	$55.1 million net loss includes remeasurement of pension obligations and a special charge for anticipated workforce reductions

•	Approximately 40 percent of annual revenue expected in the fourth quarter

BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) today reported a net loss of $55.1 million for the quarter ended September 30, 2015, compared to net income of $418.9 million for the third quarter of 2014. For the nine months ended September 30, 2015, Centrus reported a net loss of $85.6 million compared to net income of $340.1 million in the same period of 2014. The prior year results were primarily driven by net reorganization gains of $426.9 million. Among the factors affecting third quarter 2015 results were lower separative work unit (SWU) sales volumes, losses resulting from the remeasurement of pension obligations of $21.6 million charged to cost of sales and $3.2 million charged to selling, general and administrative expenses, and special charges for workforce reductions of $9.8 million.
“This has been a difficult quarter because of reduced revenues due to the timing of customer orders, as well as charges taken to reflect a pension remeasurement and accruals for potential termination costs at our American Centrifuge program,” said Daniel Poneman, Centrus president and chief executive officer. “That said, our 2015 outlook has not changed, and we expect to generate approximately 40 percent of our revenue for the year in the fourth quarter.
“We remain focused on aligning our sources of supply with our existing contracts, pursuing future sales opportunities, and adjusting our corporate costs to fit our business objectives. We have a solid plan in place to expand our nuclear fuel business in the years to come, and we are making steady progress in implementing that plan.
“While the market cannot support building new capacity at this time, we believe it is vital for the United States to continue to play a leading role in the world enrichment market. Our continuing work on the American Centrifuge Project will support that role, and we are continuing our efforts to ensure the success of that project.”
Revenue
Revenue for the third quarter of 2015 was $29.2 million, a decrease of $91.5 million or 76 percent compared to the same quarter of 2014. In the nine-month period ending September 30, 2015, revenue was $260.3 million, a decrease of $130.2 million or 33 percent from the same period in 2014. The volume of SWU sales declined 88 percent in the three-month period and 58 percent in the nine-month period reflecting the variability in timing of utility customer orders and the expected decline in SWU deliveries in 2015 compared to 2014.

SWU is a component of LEU, and revenue is recognized at the time LEU is delivered under the terms of customer contracts. Our revenues, operating results and cash flows can fluctuate significantly from quarter to quarter and year to year. Customer demand is affected by, among other things, electricity markets, reactor operations, maintenance and the timing of refueling outages. Revenues for the SWU component of LEU typically average approximately $15 to $20 million per order. As a result, a relatively small change in the timing of customer orders for LEU due to a change in a customer’s refueling schedule may cause operating results to be substantially above or below expectations. In addition, Centrus continues its transition during 2015, and we expect to deliver significantly less SWU to customers than when we began our transition in 2013. In 2013, we delivered approximately 8 million SWU, and during 2014, we delivered approximately 3 million SWU. We expect to deliver approximately 2 million SWU in 2015 and approximately the same quantity in 2016.
The average price billed to customers for sales of SWU declined 24 percent in the three-month period and increased 6 percent in the nine-month period reflecting the particular contracts under which SWU were sold during the periods.
Revenue from the contract services segment declined $2.9 million or 12 percent in the three months ended September 30, 2015, compared to the corresponding period in 2014, reflecting a decline in contract services work performed for U.S. Department of Energy (DOE) and DOE contractors. Revenue from the contract services segment increased $19.5 million or 45 percent in the nine months ended September 30, 2015, compared to the corresponding period in 2014, reflecting American Centrifuge work performed under the American Centrifuge Technology, Demonstration and Operations (ACTDO) Agreement beginning May 1, 2014, partially offset by a decline in contract services work performed for DOE and DOE contractors.
Cost of Sales and Gross Profit
Cost of sales for the quarter ended September 30, 2015, was $53.6 million, a decrease of $72.5 million or 57 percent compared to the corresponding period in 2014, due to lower SWU sales volumes, partially offset by a direct charge of $21.6 million resulting from the pension remeasurement. For the nine-month period of 2015, cost of sales was $273.5 million, a reduction of $139.8 million or 34 percent compared to the same period in 2014, due to lower SWU sales volumes and lower direct charges, partially offset by higher uranium sales volumes and higher costs in the contract services segment commensurate with higher revenue.
Cost of sales per SWU, excluding direct charges, declined 2 percent in the three months ended September 30, 2015, compared to the corresponding period in 2014. Under our monthly moving average cost method, changes in purchase costs have an effect on inventory costs and cost of sales over current and future periods. Our purchases of SWU since our emergence from Chapter 11 bankruptcy on September 30, 2014, have had the effect of reducing our average SWU inventory cost, but the effect has been largely offset by the increase to book value of SWU inventories recorded as of September 30, 2014, as part of the application of fresh start accounting. Cost of sales per SWU, excluding direct charges, increased 5 percent in the nine months ended September 30, 2015, compared to the corresponding period in 2014. Approximately two-thirds of our sales in the prior nine-month period were derived from previously deferred sales, whereby customers made advance payments to be applied against future deliveries. The unit cost per SWU for these sales reflects the average inventory cost when the customer took title to the SWU. These costs were accumulated in deferred costs and were then recognized as cost of sales as the SWU is delivered.

Since ceasing uranium enrichment at the Paducah GDP in May 2013, we have incurred a number of expenses unrelated to production that have been charged directly to cost of sales. Direct charges totaled $23.9 million and $32.5 million in the three and nine months ended September 30, 2015, and $17.5 million and $66.7 million in the corresponding periods in 2014.
Our gross loss increased $19.0 million in the three months ended September 30, 2015, compared to the corresponding period in 2014, primarily due to the remeasurement of pension obligations that resulted in a direct charge to cost of sales of $21.6 million. Our gross loss declined $9.6 million in the nine months ended September 30, 2015 due to the decline in direct charges and the increase in the average SWU price billed to customers, partially offset by lower SWU sales volumes and the higher average cost per SWU resulting from the recognition of previously deferred sales. The gross loss of $13.2 million for the nine months ended September 30, 2015, includes the direct charge to cost of sales of $21.6 million for the remeasurement of pension obligations.
Our loss margin was 83.6 percent in the three months ended September 30, 2015, compared to 4.5 percent in the corresponding period in 2014, and 5.1 percent in the nine months ended September 30, 2015, compared to 5.8 percent in the corresponding period in 2014.
Our gross profit from the contract services segment increased by $0.1 million in the three months and was flat for the nine months ended September 30, 2015, compared to the corresponding periods in 2014.
Advanced Technology, SG&A and Special Charges
Advanced technology costs declined $3.4 million in the three months and $48.9 million in the nine months ended September 30, 2015, compared to the corresponding periods in 2014. The decline in the nine-month period reflects development work performed in the prior period under the Cooperative Agreement with DOE, which expired in accordance with its terms on April 30, 2014.
American Centrifuge costs incurred by the Company that are outside of the current ACTDO Agreement are included in advanced technology costs, including certain demobilization and maintenance costs. Such costs totaled $1.9 million in the three months and $7.7 million in the nine months ended September 30, 2015, and $5.3 million in the three months and $12.3 million in the nine months ended September 30, 2014.
Selling, general and administrative (SG&A) expenses increased $3.1 million in the three months ended September 30, 2015, compared to the corresponding period in 2014, due to a loss of $3.2 million resulting from the remeasurement of pension obligations, partially offset by a decline in salaries, benefits and other compensation.
SG&A expenses declined $0.1 million in the nine months ended September 30, 2015, compared to the corresponding period in 2014. Salaries, benefits and other compensation declined $2.9 million in the nine-month period resulting primarily from reduced staffing levels and reductions in incentive compensation. The $3.2 million loss resulting from the remeasurement of pension obligations in the third quarter was offset by a pension remeasurement gain of $3.9 million in the second quarter. The remeasurements resulted from the level of lump-sum payments to former employees including those affected by workforce reductions. In the nine-month period, office related expenses increased $1.3 million and consulting costs increased $1.3 million compared to the corresponding period in 2014.

We notified our American Centrifuge employees in September 2015 of possible layoffs beginning in November 2015 as a result of DOE’s decision to reduce funding for advanced uranium enrichment centrifuge research under our contract with ORNL. Based on the number of American Centrifuge employees likely to be laid off, we incurred a special charge of $8.7 million in the third quarter of 2015 for estimated termination benefits consisting primarily of payments under our severance plan.
In addition, the cessation of enrichment at the Paducah GDP and evolving business needs have resulted in workforce reductions since July 2013. In the three and nine months ended September 30, 2015, special charges included related termination benefits of $1.1 million and $4.9 million, respectively, less $0.3 million in the nine-month period for severance paid by the Company and invoiced to DOE for its share of employee severance.
Cash Flow
At September 30, 2015, Centrus had a cash balance of $180.3 million compared to $218.8 million at December 31, 2014, and $105.4 million at September 30, 2014. Cash flow used by operations in the nine-month period of 2015 was $45.1 million, compared to cash flow used by operations of $220.3 million in the corresponding period of 2014. Monetization of inventory purchased or produced in prior periods provided cash flow in the nine months ended September 30, 2015 as inventories declined $114.9 million due to sales deliveries exceeding product received under SWU purchase agreements. In addition, accounts receivable declined $39.0 million due to monetization in the current nine-month period without increased sales and billings. The net reduction of the SWU purchase payables balance of $131.7 million, due to the timing of purchase deliveries, was a significant use of cash flow in the nine-month period. The net loss of $85.6 million in the nine months ended September 30, 2015, net of non-cash charges including depreciation, amortization and actuarial losses from pension remeasurements, was a use of cash flow.
In the corresponding period in 2014, payment of the SWU purchase payables balance of $293.4 million, due to the timing of purchase deliveries, was a significant use of cash flow, as were cash payments made for reorganization items of $15.6 million and interest payments of $15.9 million made to former noteholders. Monetization of inventory purchased or produced in prior periods provided cash flow in the nine-month period as inventories declined $177.0 million.
American Centrifuge Funding
As reported on September 11, Oak Ridge National Laboratory (ORNL) informed us that DOE had decided to reduce funding for the American Centrifuge program and therefore ORNL intended to contract with us at a reduced level for the period from October 1, 2015, to September 30, 2016, with the possibility for additional extensions. The reduced scope excludes continued cascade operations at our Piketon, Ohio facility. Funding would be reduced by approximately 60 percent to $35 million per year, and the scope of activities would be limited to development and testing activities in Oak Ridge, Tennessee. The new contract is anticipated to be a firm fixed-price contract that would provide for payments on a monthly basis of approximately $2.9 million per month effective October 2015, down from approximately $6.9 million per month through September 2015. We have no assurance that a final contract will be executed or that the amount and scope of the contract will be at the $2.9 million per month level. We have been in discussions with DOE concerning obtaining additional funding to permit operations at Piketon to continue but have no assurance that additional funding will be provided.

We notified our American Centrifuge employees in September 2015 of possible layoffs beginning in November 2015 as a result of DOE’s decision to reduce funding under the contract with ORNL. We initiated a voluntary workforce reduction opportunity in October 2015 that is subject to management acceptance of volunteers. The voluntary selection process will be followed by an involuntary workforce reduction if funding for Piketon operations is not restored. We expect to make payments for these workforce reductions over the next 18 months.
While we are moving forward with actions to reduce costs and demobilize Piketon operations, we are doing so in a manner that preserves our ability to restore operations should funding be provided. Unless funding for Piketon operations is restored, we may begin to take actions in the first quarter of 2016, including beginning to dismantle installed equipment and machines, that would increase the cost, time and difficulty of restoring operations at the Piketon facility.
Should funding not be restored for operations at the Piketon, Ohio, facility, we could incur costs associated with the reduction in scope. These costs could commence in the fourth quarter of 2015 as the Piketon workforce shifted to demobilization efforts and could extend into 2016.
In addition to severance and demobilization costs, we ultimately will have costs associated with the decontamination and decommissioning (D&D) of the Piketon facility in accordance with the requirements of the U.S. Nuclear Regulatory Commission (NRC) and DOE. DOE has title to certain American Centrifuge equipment. In the event we return the Piketon facility to DOE pursuant to our lease, DOE retains title to and responsibility for disposition of this equipment, and we would seek reimbursement for any D&D costs we incurred related to this equipment.
We are required to provide financial assurance to the NRC and DOE for D&D and lease turnover costs under a regulatory-prescribed methodology that includes potential contingent costs and reserves. As of September 30, 2015 and December 31, 2014, we have provided financial assurance to the NRC and DOE in the form of surety bonds totaling $29.4 million, which are fully cash collateralized by us. We expect to receive cash as surety bonds are cancelled following our performance of D&D.
Russian Supply Agreement
We acquire Russian LEU under the terms of a 10-year commercial agreement with Russia that runs through 2022. We have worked with, and intend to continue to work with, the Russian government entity Joint Stock Company TENEX to adjust the terms in a mutually beneficial manner under the Russian Supply Agreement to better align our purchase obligations in light of market conditions generally, our contract backlog, and restrictions on the sale of Russian LEU. On October 27, 2015, we signed non-binding principles of agreement setting out the framework for an anticipated modification of the contract to better align our purchase obligations. Centrus has no assurance that a modification to the contract will be signed or that its terms will not be changed from that set forth in the principles.

2015 Outlook
We anticipate SWU and uranium revenue in 2015 in a range of $350 million to $375 million and total revenue in a range of $425 million to $450 million. We expect to end 2015 with a cash and cash equivalents balance in a range of $175 million to $200 million.
Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause differences between our guidance and our ultimate results. Among the factors that could affect our results are:

•	Additional short-term sales;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies;

•
Execution and funding of a new agreement with ORNL for the continuation of American Centrifuge development and testing activities in Oak Ridge following the expiration of the ACTDO Agreement on September 30, 2015; and

•	The cost of any American Centrifuge demobilization or additional costs related to the overall transition of Centrus.

About Centrus Energy Corp.
Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world.
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Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, risks and uncertainties related to our emergence from Chapter 11 bankruptcy, our resulting capital structure and the adoption of fresh start accounting; risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks related to the limited trading markets in our securities and risks relating to our ability to maintain the listing of our common stock on the NYSE MKT LLC; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); risks related to the ongoing transition of our business, including the impact of our ceasing enrichment at and the de-lease and return to the U.S. Department of Energy (“DOE”) of the Paducah Gaseous Diffusion Plant and uncertainty regarding our ability to commercially deploy the American Centrifuge project or other production; our dependence on deliveries of LEU from Russia under a commercial supply agreement (the “Russian Supply Agreement”) with the Russian government entity Joint Stock Company “TENEX” (“TENEX”); risks related to our ability to sell the LEU we procure under our purchase obligations under the Russian Supply Agreement including the allocation of quotas that limit our ability to import Russian LEU we purchase under the Russian Supply Agreement into the United States, trade barriers and contract terms that limit our ability to deliver this LEU to customers in other countries, and risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of TENEX to perform under the Russian Supply Agreement, including the imposition of sanctions, restrictions or other requirements; the decline in our backlog and risks relating to the remaining backlog, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions, lack of production capability and the delay and uncertainty in deployment of the American Centrifuge technology or other production capability; risks related to our ability to manage our liquidity without a credit facility; risks associated with our reliance on third-party suppliers to provide essential services to us; the decrease or elimination of duties charged on imports of foreign-produced LEU; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by Enrichment Corp. under the Contracts Dispute Act; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; uncertainty regarding funding for the American Centrifuge project and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not provided; risks related to our ability to perform the work required under a contract being negotiated to fund certain activities of the American Centrifuge program at a cost that does not exceed the firm fixed funding provided thereunder; uncertainty regarding the timing and structure of the U.S. government program for maintaining a domestic enrichment capability to meet national security requirements and our role in such a program; the impact of actions we have taken or might take in the future to reduce spending on the American Centrifuge project, including increased costs of demobilization, the potential loss of key suppliers and employees and impacts to cost, schedule and the ability to remobilize for deployment of the American Centrifuge technology; the impact of nuclear fuel market conditions and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty concerning the ultimate success of our efforts to obtain additional government support for the project and the timing and terms thereof; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; the potential for DOE to seek to terminate or exercise its remedies under the 2002 DOE-USEC agreement, or to require modifications to such agreement that are materially adverse to Centrus Energy Corp.’s interests; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.
Readers are urged to carefully review and consider the various disclosures made in this release and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking except as required by law.
Contacts:
Investors: Don Hatcher (301) 564-3460
Media: Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	Successor	Predecessor	Successor	Predecessor
	2015	2014	2015	2014
Revenue:
Separative work units	$8.8	$97.4	$154.6	$347.5
Uranium	—	—	43.2	—
Contract services	20.4	23.3	62.5	43.0
Total Revenue	29.2	120.7	260.3	390.5
Cost of Sales:
Separative work units and uranium	33.8	103.3	210.1	369.4
Contract services	19.8	22.8	63.4	43.9
Total Cost of Sales	53.6	126.1	273.5	413.3
Gross (loss)	(24.4)	(5.4)	(13.2)	(22.8)
Advanced technology costs	1.9	5.3	7.7	56.6
Selling, general and administrative	13.5	10.4	32.1	32.2
Amortization of intangible assets	1.1	—	7.1	—
Special charges for workforce reductions	9.8	0.1	13.3	2.1
Other (income)	(0.3)	(4.8)	(1.8)	(39.4)
Operating (loss)	(50.4)	(16.4)	(71.6)	(74.3)
Interest expense	4.8	4.7	14.6	14.0
Interest (income)	(0.1)	(0.1)	(0.3)	(0.5)
Reorganization items, net	—	(440.0)	—	(426.9)
Income (loss) before income taxes	(55.1)	419.0	(85.9)	339.1
Provision (benefit) for income taxes	—	0.1	(0.3)	(1.0)
Net income (loss)	$(55.1)	$418.9	$(85.6)	$340.1

Net income (loss) per share - basic	$(6.05)	$85.49	$(9.51)	$69.41
Net income (loss) per share - diluted	$(6.05)	$55.51	$(9.51)	$45.93
Weighted-average number of shares outstanding:
Basic	9.1	4.9	9.0	4.9
Diluted	9.1	7.6	9.0	7.6

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$180.3	$218.8
Accounts receivable, net	20.3	58.9
Inventories	257.8	462.2
Deferred costs associated with deferred revenue	63.0	82.9
Other current assets	15.8	19.6
Total current assets	537.2	842.4
Property, plant and equipment, net	3.5	3.5
Deferred taxes	20.7	26.0
Deposits for surety bonds	29.8	34.8
Intangible assets, net	112.0	119.2
Excess reorganization value	137.2	137.2
Other long-term assets	20.1	20.6
Total Assets	$860.5	$1,183.7

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$40.7	$50.5
Payables under SWU purchase agreements	8.4	140.1
Deferred taxes	20.7	26.0
Inventories owed to customers and suppliers	69.4	158.9
Deferred revenue	75.4	100.9
Total current liabilities	214.6	476.4
Long-term debt	247.6	240.4
Postretirement health and life benefit obligations	216.3	211.4
Pension benefit liabilities	194.2	179.3
Other long-term liabilities	51.7	54.6
Total Liabilities	924.4	1,162.1
Stockholders’ Equity (Deficit)	(63.9)	21.6
Total Liabilities and Stockholders’ Equity (Deficit)	$860.5	$1,183.7

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended September 30,
	Successor	Predecessor
	2015	2014
Cash Flows from Operating Activities
Net income (loss)	$(85.6)	$340.1
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	7.5	4.2
Immediate recognition of net actuarial losses	20.9	—
PIK interest on paid-in-kind toggle notes	5.4	—
Gain on sales of assets	(1.8)	(5.7)
Non-cash reorganization items	—	(442.5)
Changes in operating assets and liabilities:
Accounts receivable – decrease	39.0	79.0
Inventories, net – decrease	114.9	177.0
Payables under SWU purchase agreements – (decrease)	(131.7)	(293.4)
Deferred revenue, net of deferred costs – (decrease)	(5.7)	(9.7)
Accounts payable and other liabilities – (decrease)	(12.1)	(65.8)
Other, net	4.1	(3.5)
Net Cash (Used in) Operating Activities	(45.1)	(220.3)

Cash Flows Provided by (Used In) Investing Activities
Deposits for surety bonds - net decrease	5.0	3.9
Proceeds from sales of assets	1.8	8.4
Capital expenditures	(0.2)	—
Net Cash Provided by Investing Activities	6.6	12.3

Cash Flows (Used in) Financing Activities
Payments for deferred financing costs	—	(0.7)
Common stock issued (purchased), net	—	(0.1)
Net Cash (Used in) Financing Activities	—	(0.8)

Net (Decrease)	(38.5)	(208.8)
Cash and Cash Equivalents at Beginning of Period	218.8	314.2
Cash and Cash Equivalents at End of Period	$180.3	$105.4

Supplemental cash flow information:
Interest paid	$12.2	$15.9
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$1.8	$—